Exhibit 99.1

Inspirato Announces $10 Million Capital Infusion by One Planet Group, Appoints Payam Zamani as CEO and Chairman

New CEO Focused on Profitable Growth, Remains Committed to Delivering Exceptional Service and World Class Experiences for its Members

Implementing Immediate Efficiencies to Reduce Annualized Costs by Approximately $25 Million

DENVER, August 12, 2024 (GLOBE NEWSWIRE) – Inspirato Incorporated (“Inspirato” or the “Company”) (NASDAQ: ISPO), the innovative luxury travel club, today announced it has entered into a definitive investment agreement with One Planet Group LLC (“One Planet Group”) on a comprehensive transaction (“the Transaction”) that includes $10 million of equity financing in exchange for approximately 2.9 million new shares of Inspirato Class A Common Stock and an equivalent number of warrants.

“I’m incredibly excited for what this transaction does for the future of Inspirato and our members,” said President, David Kallery. “Over the last several quarters, we’ve worked tirelessly with our members top of mind to improve our product offerings and optimize our portfolio. While the decision to reduce our workforce was not easy, I’m grateful for the hard work and dedication of the entire team and am confident that under Payam Zamani’s leadership, Inspirato will continue to provide a world-class travel experience to its members for years to come.”

Upon closing, One Planet Group will name three new Directors to the Inspirato Board of Directors, including Mr. Zamani as Chairman. The size of the Company’s Board is expected to remain at seven Directors. The Company also plans to implement initiatives expected to reduce costs by approximately $25 million on an annualized basis. This includes a reduction in workforce of 15% and the termination of previously impaired, poorly performing leases.

CEO and Chairman, Payam Zamani, commented, “This transaction, not only strengthens Inspirato’s liquidity and improves the Company’s capital structure with a large, supportive shareholder, but it injects our boardroom with a fresh perspective. I look forward to working with the team, meeting our members and taking Inspirato to new heights in a more sustainable and profitable manner.”

The purchase price for each share and warrant in the transaction is $3.43. The first tranche of the transaction will close August 13, 2024 for consideration of approximately $4.6 million; the second tranche is expected to close in September 2024, subject to shareholder approval, for consideration of approximately $5.4 million. Following the second closing, One Planet Group will have an option to invest an additional $2.5 million on the same terms.

About Inspirato

Inspirato (NASDAQ: ISPO) is a luxury travel company that provides exclusive access to a managed and controlled portfolio of curated vacation options, delivered through an innovative model designed to ensure the service, certainty, and value that discerning customers demand. The Inspirato portfolio includes branded luxury vacation homes, accommodations at five-star hotel and resort partners, and custom travel experiences. For more information, visit www.inspirato.com and follow @inspirato on Instagram, Facebook, X, and LinkedIn.

About One Planet Group LLC

One Planet Group is a closely held private equity firm that owns a suite of technology and media businesses while also investing in early-stage companies. Owned and operated businesses span a variety of industries including ad tech, publishing, and media. One Planet Group’s mission is to support strong business ideas while building an ethos that helps improve society and give back to communities.  The company’s investment portfolio includes a diverse group of innovative tech-enabled products and solutions. Investing primarily in high-growth early-stage entities, emphasizing companies that aspire to ‘Innovation + Intention.’ One Planet Group was founded by tech entrepreneur Payam Zamani in 2015. With offices and employees in over ten countries, its global headquarters is in Walnut Creek, California. For more information, visit www.oneplanetgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “intend,” “target,” or the negative of these words or other similar expressions that concern the Company’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this release include, but are not limited to, the Company’s ability to consummate the Transaction and satisfy applicable closing conditions, including stockholder approval, where applicable. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in the Company’s plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the risk of the Company’s stockholders not approving the Transaction, the occurrence of any event, change or other circumstances that could result in the investment agreement being terminated or the transactions not being completed on the terms reflected in the investment agreement, or at all, and uncertainties as to the timing of the consummation of the transactions; the ability of each party to consummate the transactions; and other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2024. All information provided in this press release is as of the date hereof, and the Company undertakes no duty to update this information unless required by law. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date of this press release.

Additional Information and Where to Find It

The Company, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with a special meeting (the “Special Meeting”) to approve a proposal to issue a portion of the securities contemplated by the transactions described herein. The Company plans to file a proxy statement (the “Special Meeting Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Special Meeting. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Special Meeting Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s proxy statement for the 2024 annual meeting of stockholders as filed with the SEC (the “2024 Proxy Statement”). To the extent that such participants’ holdings of the Company’s securities have changed since the amounts set forth in the 2024 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4s filed with the SEC.

Promptly after filing the definitive Special Meeting Proxy Statement with the SEC, the Company will mail the definitive Special Meeting Proxy Statement and related proxy card to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE SPECIAL MEETING PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Special Meeting Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Special Meeting Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Special Meeting will also be available, free of charge, at the Company’s investor relations website (https://investor.inspirato.com/) or by writing to the Company at Inspirato Incorporated, 1544 Wazee Street, Denver, Colorado 80202, Attention: Investor Relations.

Contacts:

Investor Relations:

ir@inspirato.com

Media Relations:
Inspirato	communications@inspirato.com

One Planet Group	pr@oneplanetgroup.com